Exhibit 99.1

Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece

NEWS RELEASE

Quintana Maritime Limited Announces Sale by FR X Offshore L.P. and Resignation of Director

ATHENS, GREECE – May 21, 2007 – Quintana Maritime Limited (NASDAQ: QMAR) announced today that FR X Offshore, L.P. (“FR X Offshore”) sold 2,000,000 shares of Quintana’s common stock and that Joseph R. Edwards, who is affiliated with FR X Offshore, resigned from Quintana’s board of directors. FR X Offshore, an affiliate of First Reserve Corporation, is a private equity fund specializing in the energy industry.

Prior to the sale on May 17, which was conducted as a broker’s transaction in compliance with Rule 144 under the Securities Act of 1933, as amended, First Reserve beneficially owned approximately 6.9% of Quintana’s outstanding common stock through FR X Offshore. Following the sale, First Reserve beneficially owns approximately 3.2% of Quintana’s outstanding common stock. In addition, First Reserve continues to participate in Quintana through its indirect investment in joint ventures with Quintana for the acquisition of several Capesize newbuildings.

Mr. Edwards also announced his resignation from Quintana’s board of directors effective May 17, 2007. Stamatis Molaris, Quintana’s President and Chief Executive Officer, commented: “On behalf of everyone at Quintana, I want to thank Mr. Edwards for his dedication and service to Quintana. We will miss his continued involvement on our Board, which continues to be well positioned for effective oversight and governance.”

“It has been a pleasure to have served on Quintana’s board of directors for the past two years and to watch the Company grow through an initial public offering and the acquisition of nearly forty vessels,” remarked Mr. Edwards. “I am grateful for the opportunity to have worked on behalf of the Company and all its shareholders. I believe the Board and the Company are in very good hands under the capable leadership of Corby Robertson, Jr. as Chairman and Stamatis Molaris as President and Chief Executive Officer, and I wish the Company continued success.”

ABOUT QUINTANA MARITIME LIMITED

Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 24 vessels, including 11 Kamsarmax bulkers, 11 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 2,049,981 dwt and an average age of 4.3 years on a dwt weighted average. It has also entered into agreements to acquire 3 additional Kamsarmax bulkers with expected delivery between January and May 2007 and with an aggregate capacity of 246,900 dwt. In addition, Quintana has recently entered into agreements to acquire 2 Capesize vessels of an aggregate 348,000 dwt with expected delivery between March and April 2007. Once all acquisitions are completed, Quintana will have a fleet of 29 dry bulk vessels, including 4 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels, with a total capacity of 2,644,881 dwt and an average age of 3.8 years on a dwt weighted average.

Forward Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com